Exhibit 3.3

FIRST AMENDMENT TO BYLAWS

OF

MGO GLOBAL INC.

The Bylaws of MGO Global Inc. (the “Bylaws”) are hereby amended as follows:

Article IV, Section 5 of the Bylaws is deleted in its entirety.

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

The undersigned, secretary of MGO Global Inc. (the “Company”), hereby certifies that the foregoing First Amendment to Bylaws was approved by the Board of Directors of the Company on August 24, 2022.

/s/ Virginia Hilfiger
Virginia Hilfiger, Secretary